UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




                                  Date of Report
                     (Date of earliest event reported): October 19, 1999



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




       State of Incorporation                IRS Employer Identification No.
           Delaware                                    06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated October 19, 1999, regarding its financial results for the period ended September 30, 1999, including consolidated statements of income and selected segment data for the three and nine months ended September 30, 1999 and 1998 and consolidated balance sheets at September 30, 1999, June 30, 1999 and September 30, 1998, are attached.



Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                        Description
   -------                        -----------

     (1)         Pitney Bowes Inc. press release dated October 19, 1999.





                                  Signatures
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                PITNEY BOWES INC.




October 22, 1999




               /s/ M. L. Reichenstein
               -----------------------------
               M. L. Reichenstein
               Vice President and Chief Financial Officer
               (Principal Financial Officer)



               /s/ A. F. Henock
               -----------------------------
               A. F. Henock
               Vice President - Controller
               and Chief Tax Counsel
               (Principal Accounting Officer)

                                       (1)
                                                         Exhibit 1

               PITNEY BOWES ANNOUNCES RECORD QUARTERLY RESULTS
"Quarter's Solid Performance Led by MAIL Segment's Exceptionally Strong Growth"

FOR IMMEDIATE RELEASE
---------------------

Stamford, Conn., October 19, 1999 -- Pitney Bowes Inc. (NYSE: PBI) today announced another record quarter as third-quarter diluted earnings per share from continuing operations grew 44 percent to 69 cents. Excluding the impact of the previously announced one-time, after-tax net settlement of $29.5 million received from the U.S. Postal Service, diluted earnings per share from continuing operations rose 21 percent to 58 cents during the quarter. This marks the 19th consecutive quarter of double-digit, year-on-year diluted earnings per share growth from continuing operations. Consolidated revenue grew eight percent to $1.1 billion. Income from continuing operations grew 40 percent to $186.1 million, or 18 percent to $156.6 million, excluding the impact of the U.S. Postal Service settlement.
         Pitney Bowes Chairman and Chief Executive Officer Michael J. Critelli commented on the company's quarterly performance: "Once again the exceptionally strong growth in our Mailing and Integrated Logistics (MAIL) segment led the quarter's solid financial performance. The market demand for the MAIL segment's comprehensive line of mailing, shipping and logistics software, systems and professional services demonstrates Pitney Bowes' unequaled ability to provide valuable end-to-end solutions for businesses of all sizes -- from the desktop to the global enterprise. Additionally, our international operations enhanced the quarter's performance as we continued to increase revenues and expand market share in key overseas markets."

                                        (2)

         In segment performance for the quarter, Mailing and Integrated Logistics (MAIL) revenue grew 11 percent and operating profit rose 21 percent. The segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and services, and software. Growth contributors included:
o    Sophisticated,   productivity-enhancing   Automated   Document  Factory
     Solutions, featuring customized, high-speed production mail equipment, software and systems integration services
o Multi-functional mail finishing systems such as the Paragon(R) and the GalaxyTM digital system, with their range of mail processing applications for all types of mail such as the patented Weigh-on-the-WayTM (W-O-WTM) feature
o Ongoing robustness in demand for advanced shipping and logistics systems, as businesses of all types seek cost-efficient, multi-carrier solutions for managing the fulfillment and logistics of orders from the Internet and other channels
o The continued need for mail creation hardware, software, and hybrid solutions as businesses use mail for one-to-one marketing to acquire and retain customers.
         Pitney Bowes' international operations continued to excel, driven by regulatory changes such as the required Euro conversion in some markets, meter migration and international Posts' need for operating improvements due to the elimination of postal subsidies.
         During the  quarter,  the  company  also  launched  PitneyWorksSM,  its web-based business suite focused solely on meeting the needs of today's small business owners (www.pitneyworks.com). The portfolio of Internet-enabled solutions is designed to work the way small businesses work and meet a wide range of operational needs for running a small business such as: prospecting for customers (Target ProspectsTM database), producing effective direct mail (DirectNETTM online mailing service), managing cash flow and financing critical needs (PitneyWorksSM Reserve Account, PitneyWorksSM Capital Line, PitneyWorksSM Purchase PowerSM), shipping orders (ValueShipTM online multi-carrier rating and routing software)...and putting a digital stamp on the envelope (ClickStampTM Online and ClickStampTM Plus currently in Beta testing with the U.S. Postal Service, and Personal PostTM digital postage meter with a built-in modem).

                                       (3)
         The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. Third-quarter performance in this segment featured two-percent revenue growth and a two-percent increase in operating profit. Excluding the impact of currency, operating profit growth would have been six percent. The segment's operating profit was impacted by the longer selling cycles of digital copier systems and the recent sharp and rapid rise in the value of the yen.
         During the quarter, Management Services revenues were flat as new management continues to focus on programs to improve the profitability of customer contracts while increasing service levels.
         Office Systems, featuring Copier and Facsimile, grew revenues three percent for the quarter. The copier business posted good sales growth even as the business continued the transition to digital, networked solutions and the focus on training to sell to national and major accounts. Ongoing price pressures in the market and lower supplies revenues impacted Facsimile revenues.
         The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket external assets. During the quarter, the segment's revenue increased by one percent while its operating profit increased four percent. This performance is consistent with the company's previously announced strategy to shift to fee-based income by lowering the asset base and focusing on fee-based income opportunities.
         As announced last quarter, the results from Mortgage Servicing have been excluded from continuing operations. Pitney Bowes decided to dispose of Atlantic Mortgage & Investment Corporation (AMIC) after an extensive review of various strategic options to determine how best to enhance shareholder value.
         Mr. Critelli concluded, "Our focus remains on maximizing long-term shareholder value, and our ongoing actions reflect our commitment to this strategy. We will continue to invest in developing breakthrough products and services, refining our operating efficiency and growing existing and emerging markets around the world."

                                       (4)
         As previously announced, the company is in the midst of an 11.6 million share repurchase program. During the third quarter the company repurchased approximately 1.7 million shares on the open market, bringing the total to 5.9 million shares repurchased during the first nine months of 1999.
         Third quarter 1999 revenue included $529.6 million from sales, up eight percent from $488.6 million in the third quarter of 1998; $420.8 million from rentals and financing, up six percent from $396.3 million; and $139.4 million from support services, up nine percent from $128.3 million.
         Third quarter 1999 income from continuing operations was $186.1 million, including the $29.5 million after-tax net settlement from the U.S. Postal Service, or 69 cents per diluted share, compared to $132.8 million, or 48 cents per diluted share from continuing operations, in 1998. There was no income from discontinued operations during the quarter compared to $8.8 million of income from discontinued operations, or three cents per diluted share in third quarter 1998.
         For the nine-month period ended September 30, 1999, revenue was $3.245 billion, up nine percent from $2.982 billion in 1998; and net income in 1999 was $458.1 million, including the $29.5 million after-tax net settlement from the U.S. Postal Service, or $1.68 per diluted share, compared to $413.3 million, or $1.47 per diluted share in 1998. The year-to-date net income included a $24.0 million net after-tax charge, or nine cents per diluted share, for discontinued operations, compared to $25.4 million of income, or nine cents per diluted share, in 1998.
         Pitney Bowes is a global provider of informed mail and messaging management.
         The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1998 Form 10-K Annual Report filed with the Securities and Exchange Commission.
                                      # # #

Note: Consolidated statements of income for the three and nine months ended September 30, 1999 and 1998 and consolidated balance sheets at September 30, 1999, June 30, 1999, and September 30, 1998, are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

                                                  Three Months Ended September 30,              Nine Months Ended September 30,
                                               --------------------------------------       ---------------------------------------
                                                         1999                   1998                   1999                   1998
                                               ---------------        ---------------       ----------------       ----------------
 Revenue from:
    Sales                                          $  529,550             $  488,575            $ 1,586,302            $ 1,431,310
    Rentals and financing                             420,836                396,329              1,245,334              1,170,525
    Support services                                  139,439                128,271                412,945                379,715
                                               ---------------        ---------------       ----------------       ----------------
           Total revenue                            1,089,825              1,013,175              3,244,581              2,981,550
                                               ---------------        ---------------       ----------------       ----------------

Costs and expenses:
    Cost of sales                                     300,490                282,503                903,560                847,486
    Cost of rentals and financing                     118,049                102,767                346,425                309,743
    Selling, service and administrative               375,462                362,921              1,109,622              1,046,819
    Research and development                           25,105                 24,699                 78,707                 73,395
    Other income                                      (49,574)                     -                (49,574)                     -
    Interest,net                                       41,256                 39,261                133,694                115,209
                                               ---------------        ---------------       ----------------       ----------------

           Total costs and expenses                   810,788                812,151              2,522,434              2,392,652
                                               ---------------        ---------------       ----------------       ----------------

Income from continuing operations
    before income taxes                               279,037                201,024                722,147                588,898

Provision for income taxes                             92,960                 68,201                240,091                200,971
                                               ---------------        ---------------       ----------------       ----------------

Income from continuing operations                     186,077                132,823                482,056                387,927
Discontinued operations                                     -                  8,763                (23,967)                25,363
                                               ---------------        ---------------       ----------------       ----------------

Net income                                         $  186,077             $  141,586             $  458,089             $  413,290
                                               ===============        ===============       ================       ================

Basic earnings per share
    Continuing operations                          $     0.70             $     0.49             $     1.80             $     1.41
    Discontinued operations                                 -                   0.03                  (0.09)                  0.09
                                               ---------------        ---------------       ----------------       ----------------

                                                   $     0.70             $     0.52             $     1.71             $     1.50
                                               ===============        ===============       ================       ================

Diluted earnings per share
    Continuing operations                          $     0.69             $     0.48             $     1.77             $     1.38
    Discontinued operations                                 -                   0.03                  (0.09)                  0.09
                                               ---------------        ---------------       ----------------       ----------------

                                                   $     0.69             $     0.51             $     1.68             $     1.47
                                               ===============        ===============       ================       ================


Average common and potential common
    shares outstanding                            271,196,789            278,712,757            273,124,305            280,667,340
                                               ===============        ===============       ================       ================


                                                              Pitney Bowes Inc.
                                                         Consolidated Balance Sheets
                                                                  (Unaudited)
                                                     ------------------------------------

(Dollars in thousands, except per share data)                                                                      (*)

Assets                                                                      9/30/99            6/30/99          9/30/98
------                                                                      -------            -------          -------
Current assets:
      Cash and cash equivalents                                          $  152,057         $  132,693        $  144,974
      Short-term investments, at cost which
          approximates market                                                   873                949             1,930
      Accounts receivable, less allowances:
            9/99 $25,493 6/99 $24,983 9/98 $22,513                          404,720            416,302           346,485
      Finance receivables, less allowances:
            9/99 $43,147 6/99 $48,642 9/98 $61,274                        1,560,641          1,498,531         1,687,540
      Inventories                                                           242,678            259,858           235,568
      Other current assets and prepayments                                  131,433             83,173           301,409
      Net assets of discontinued operations                                 137,869            156,507                 -
                                                                        -----------        -----------       -----------

             Total current assets                                         2,630,271          2,548,013         2,717,906
                                                                        -----------        -----------       -----------

Property, plant and equipment, net                                          473,558            467,013           486,842
Rental equipment and related inventories, net                               825,946            842,176           804,190
Property leased under capital leases, net                                     3,097              3,269             3,909
Long-term finance receivables, less allowances:
            9/99 $57,197 6/99 $76,291 9/98 $73,840                        1,925,891          1,954,990         2,397,466
Investment in leveraged leases                                              979,910            962,531           817,144
Goodwill, net of amortization:
            9/99 $53,057 6/99 $51,425 9/98 $45,902                          227,507            227,874           213,778
Other assets                                                                495,998            454,198           813,110
Net assets of discontinued operations                                       319,248            313,063                 -
                                                                        -----------        -----------       -----------

Total assets                                                            $ 7,881,426        $ 7,773,127       $ 8,254,345
                                                                        ===========        ===========       ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
      Accounts payable and accrued liabilities                          $   825,622        $   776,665       $   864,511
      Income taxes payable                                                  230,347            186,279           165,414
      Notes payable and current portion of
          long-term obligations                                           1,315,316          1,273,197         1,844,077
      Advance billings                                                      374,512            391,103           362,801
                                                                        -----------        -----------       -----------

            Total current liabilities                                     2,745,797          2,627,244         3,236,803
                                                                        -----------        -----------       -----------

Deferred taxes on income                                                  1,061,686          1,029,923           929,199
Long-term debt                                                            1,847,808          1,898,942         1,710,533
Other noncurrent liabilities                                                348,292            352,911           366,799
                                                                        -----------        -----------       -----------

            Total liabilities                                             6,003,583          5,909,020         6,243,334
                                                                        -----------        -----------       -----------

Preferred stockholders' equity in a
      subsidiary company                                                    310,000            310,000           300,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
          4% convertible                                                         29                 29                34
      Cumulative preference stock, no par value,
          $2.12 convertible                                                   1,901              1,945             2,076
      Common stock, $1 par value                                            323,338            323,338           323,338
      Capital in excess of par value                                         10,330             11,927            18,198
      Retained earnings                                                   3,326,639          3,208,052         2,971,883
      Accumulated other comprehensive income                                (93,456)           (85,851)          (90,548)
      Treasury stock, at cost                                            (2,000,938)        (1,905,333)       (1,513,970)
                                                                        -----------        -----------       -----------

            Total stockholders' equity                                    1,567,843          1,554,107         1,711,011
                                                                        -----------        -----------       -----------

 Total liabilities and stockholders' equity                             $ 7,881,426        $ 7,773,127       $ 8,254,345
                                                                        ===========        ===========       ===========

(*) Certain prior year amounts have been reclassified to conform with the current year presentation.

                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                          September 30, 1999
                                             (Unaudited)
(Dollars in thousands)
                                                                                              %
                                                     1999                 1998              Change
                                                ---------------      ---------------     -------------
Third Quarter
-------------

     Revenue
     -------

     Mailing and Integrated Logistics                $ 736,945            $ 666,141               11%
     Office Solutions                                  312,063              306,716                2%
     Capital Services                                   40,817               40,318                1%
                                                ---------------      ---------------     -------------

          Total Revenue                             $1,089,825           $1,013,175                8%
                                                ===============      ===============     =============

     Operating Profit (1)
     --------------------

     Mailing and Integrated Logistics               $  198,213           $  163,702               21%
     Office Solutions                                   60,526               59,461                2%
     Capital Services                                   11,908               11,482                4%
                                                ---------------      ---------------     -------------

          Total Operating Profit                    $  270,647           $  234,645               15%
                                                ===============      ===============     =============



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                          September 30, 1999
                                             (Unaudited)
(Dollars in thousands)
                                                                                              %
                                                     1999                 1998              Change
                                                ---------------      ---------------     -------------
Year to Date
------------

     Revenue
     -------

     Mailing and Integrated Logistics               $2,182,526           $1,960,662               11%
     Office Solutions                                  943,396              901,580                5%
     Capital Services                                  118,659              119,308               (1%)
                                                ---------------      ---------------     -------------

          Total Revenue                             $3,244,581           $2,981,550                9%
                                                ===============      ===============     =============

     Operating Profit (1)
     --------------------

     Mailing and Integrated Logistics               $  573,252           $  472,332               21%
     Office Solutions                                  179,727              169,530                6%
     Capital Services                                   32,874               32,029                3%
                                                ---------------      ---------------     -------------

          Total Operating Profit                    $  785,853           $  673,891               17%
                                                ===============      ===============     =============




(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.